Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ultimate Escapes, Inc.
3501 West Vine Street, Suite 225
Kissimmee, Florida 34741

We hereby consent to the inclusion in this Amendment No. 3 to the Registration Statement (No. 333-164350) on Form S-1, of our report dated September 21, 2009 relating to the combined, consolidated financial statements of Private Escapes Destination Clubs as of and for the years ended December 31, 2008 and 2007 and the inclusion of our report dated January 11, 2010 relating to the consolidated financial statements of Ultimate Escapes Holdings, LLC as of and for the years ended December 31, 2008 and 2007.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.
Tampa, FL

February 15, 2010